Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES AMENDMENT TO ITS

CONSENT SOLICITATIONS TO HOLDERS OF ITS FIVE SERIES OF PRIORITY

GUARANTEE NOTES AND SENIOR NOTES DUE 2021 AND

EXTENSION OF EXPIRATION TIME

San Antonio, TX, December 2, 2016 — iHeartCommunications, Inc. (the “Company”) announced today that it has amended the terms of the six separate consent solicitations (the “Consent Solicitations”) with respect to its five series of priority guarantee notes and senior notes due 2021 (collectively, the “Notes”) that were launched on Monday, November 28, 2016.

To eliminate confusion, the terms of the Consent Solicitations have been amended to clarify the language of the proposed amendment to Section 9.07 (the “Revised Proposed Amendment”) of the indentures governing the Notes (collectively, the “Indentures”). The purpose of the Revised Proposed Amendment is still to allow the Company to make exchange offers to all holders of Notes that are either institutional accredited investors or non-U.S. persons (as defined in Regulation S under the Securities Act) in offshore transactions without registering the debt or equity securities offered in such exchange offers with the Securities and Exchange Commission. However, in the Revised Proposed Amendment, the Company has limited its ability to exclude holders of Notes (other than non-institutional accredited investors and holders who are not non-U.S. persons) whose inclusion would require the Company to register the offering only to foreign jurisdictions with such requirements. The Company has also removed the language regarding the Company having the sole discretion to determine whether such registration in a foreign jurisdiction would be required.

To allow holders of Notes to consider the Revised Proposed Amendment to the Indentures, the Company has extended the expiration of the Consent Solicitations to 5:00 p.m., New York City time, on December 9, 2016 (the “Extended Expiration Time”). Holders of Notes will be able to deliver consents at any time prior to the Extended Expiration Time.

Finally, the amended terms of the Consent Solicitations, also clarify that in the event that a holder of Notes who has provided a consent revokes such consent prior to the Extended Expiration Time, the Notes as to which consent has been revoked will be immediately released for trading by DTC.

The complete terms and conditions of each Consent Solicitation are set forth in Consent Solicitation Statements dated November 28, 2016. Except as set forth above, the terms and conditions of the Consent Solicitations have not been modified or otherwise amended from the original terms and conditions announced on November 28, 2016.

Moelis & Company LLC is acting as the solicitation agent for the Consent Solicitations. Global Bondholder Services Corporation is acting as the tabulation agent and information agent for the Consent Solicitations. Questions regarding the Consent Solicitations may be directed to Moelis & Company LLC at (877) 751-3389. Requests for Consent Solicitation Statements may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for bankers and brokers) or (866) 470-3900 (for all others).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President - Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(212) 377-1116